                                                                    Exhibit 99.1


CAMPBELL REPORTS FOURTH QUARTER AND FISCAL 2001 RESULTS. U.S. SOUP CONSUMER PURCHASES INCREASED 5 PERCENT FOR THE YEAR.

         CAMDEN, NJ, September 6, 2001--Campbell Soup Company (NYSE: CPB) today reported diluted earnings per share for the fourth quarter ended July 29, 2001, of $.15, excluding special charges associated with the previously announced reconfiguration of manufacturing operations in Australia, compared to $.14 a year ago. Diluted earnings per share as reported were $.13. Results include approximately $.03 dilutive impact from the May 4, 2001 acquisition of several European dry soup and sauce brands.

         Net sales in the quarter increased 8 percent to $1.3 billion. The European acquisition contributed 5 percentage points to this growth. Excluding the impact of currency and the European acquisition, sales increased 5 percent. The company's base business performance was largely driven by a 5 percent volume increase in the U.S. soup business compared to a very weak performance in the prior year quarter. Net earnings for the quarter increased 5 percent, excluding the impact of the Australian reconfiguration. After the special charges, net earnings were $52 million, a decrease of 12 percent versus $59 million a year earlier.


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         For fiscal 2001, the company reported diluted earnings per share of
$1.58, excluding special charges associated with the Australian manufacturing reconfiguration, compared to $1.65 for the prior year. Diluted earnings per share as reported were $1.55. Net earnings were $649 million. Results include an approximate $.03 dilutive impact from the European dry soup and sauce brands acquisition. Net sales for the year increased 3 percent to $6.7 billion. The European acquisition contributed 1 percentage point to this growth. Excluding the impact of currency and the European acquisition, sales increased 5 percent. The company said its solid base business performance was driven by good growth across the portfolio. In particular, U.S. soup consumer purchases increased 5 percent from the previous year. In addition, the company reported another year of strong free cash flow of $906 million resulting from continued improvements in working capital management.

         Douglas R. Conant, Campbell's President and Chief Executive Officer, said, "We are encouraged by the progress this year toward revitalizing the company. Consumer purchases of U.S. soup improved in response to enhanced product quality and packaging as well as increased marketing. In addition, our broad portfolio performed well. Pepperidge Farm, Godiva, Arnotts and Asia Pacific all delivered strong results. And our European businesses produced good results while managing the integration of the new dry soup and sauce brands we acquired in May."

         Conant added, "The strategic plan we announced in July is built on bold action in the marketplace as well as in the workplace to put Campbell back on a growth track. Expect Campbell to be a tougher competitor with a much closer connection to consumers as we work to grow our businesses around the world. In the U.S., we are optimistic that


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our soup business will respond to our plans, including powerful new `M'm! M'm!
Good!' advertising and other significant marketing investments. In addition, we will accelerate investments to improve product quality, create new, convenient packaging and develop additional innovation. This combination of intensified innovation and investment will help strengthen our competitive advantage and drive the change needed to make Campbell strong and successful over a sustained period."

         As a result of these investments, the company expects diluted earnings per share for the 2002 first quarter to be between $.33-$.36 and $1.30 for the year, before $.03-$.04 of remaining special charges associated with the Australian reconfiguration program.

         A summary of fiscal 2001 results by segment follows:

Soup and Sauces

         Sales for the year increased 3 percent to $4.5 billion. One-half of this percentage point increase resulted from the European acquisition. Excluding the impact of currency and the European acquisition, sales increased 3 percent. A 6 percent increase in U.S. soup shipments contributed to a worldwide wet soup shipment increase of 5 percent for the year. Operating earnings decreased by 3 percent to $1.1 billion driven by increased marketing.

         As announced at the July 27, 2001 analyst meeting, the company will now report U.S. soup consumer purchases in two ways. The first will include separate results for condensed and ready-to-serve soups. The second will include separate results for the two primary consumer soup behaviors -- eating and cooking. Both the eating and cooking segments will include condensed and ready-to-serve soups.

         U.S. consumer purchases of:

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|X|  Condensed soups declined 2 percent for the year versus a 7 percent decline in fiscal 2000. Sales growth for the three icons, Chicken Noodle, Tomato and Cream of Mushroom, which resulted from increased advertising, drove the improved performance. Other condensed varieties showed weaker results. Ready-to-serve soups increased 20 percent for the year behind excellent performance by Campbell's "Chunky" and "Select" and the launch of new "Campbell's Ready To Serve" Red & White.

|X| Eating soups increased 6 percent driven by "Campbell's Ready To Serve" Red & White, "Chunky" and Chicken Noodle and Tomato condensed soups. Cooking soups increased 3 percent resulting from growth in condensed Cream of Mushroom and "Swanson" broths.

         Outside the U.S., wet soup shipments were up 4 percent, due primarily to strong performances in the United Kingdom, Canada and Australia.

         In Europe, increased marketing investments and innovation with new products such as "Homepride" soup in a bottle and "Homepride Pasta Stir & Serve" sauces drove positive results in the United Kingdom. Erasco improved its market leadership position in Germany behind the first full year of sales of soup in a pouch. In France, market share and consumer purchases of "Liebig" soup increased. In Australia, Campbell expanded its market leadership position as a result of strong consumer purchases of "Velish" and "Country Ladle" soups and "Real Stock" broth.

         Beyond soup, Campbell reported:

|X| Consumer purchases of "Prego" Italian sauces increased 3 percent while market share showed a small decline in the wake of increased price competition. "Prego


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     Pasta Bake" sauces, a convenient new product that does not require pasta to be pre-cooked, was launched in the fourth quarter and met sales targets.

|X| "Pace" Mexican sauces delivered a solid 3 percent increase in consumer purchases as advertising in its core Southwest market was restored in the second half of the year.

|X| Consumer purchases of "Franco-American" canned pastas were down, although "SpaghettiOs" showed growth in consumer purchases as a result of increased investments.

|X| Total beverage consumer purchases increased slightly behind strong performances from "V8" vegetable juice and "Campbell's" tomato juice, which were partially offset by "V8 Splash" juice beverage declines.

Biscuits and Confectionery

         Biscuits and Confectionery performance was strong across the board. Sales for the year increased 5 percent to $1.6 billion. Excluding the impact of currency, sales increased 10 percent driven by increased marketing investments and new product innovations.

         Operating earnings were up 4 percent, to $221 million, excluding the impact of the Australian manufacturing reconfiguration. Excluding the impact of currency, earnings increased 9 percent.

          Pepperidge Farm delivered strong performance across its portfolio with significant consumer purchase increases in cookies, crackers, frozen breads and fresh bakery. "Goldfish" crackers had double-digit growth in consumer purchases.

         Godiva Chocolatier delivered another outstanding performance with its eighth consecutive year of double-digit sales and earnings growth. Sales increased across all

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markets as new stores and other distribution channels opened in North America,
Europe, Japan and the Pacific Rim.

         Before the impact of currency, Arnotts reported strong sales and earnings driven by successful new product launches such as "Tim Tam Fingers" as well as continued growth across each of its top three brands -- "Tim Tam," "Shapes" and "Kettle Chips." These results drove Arnotts' first increase in biscuit market share in several years.

Away From Home

         Away From Home reported a 1 percent increase in sales, from $565 million to $573 million, driven by strong frozen soup sales. Operating earnings increased 11 percent to $58 million due to improved product mix and productivity gains.

Accounting Change

         The company also reported that its financial results have been restated in accordance with the Emerging Issues Task Force's (EITF) 00-10 ruling related to classification of shipping and handling charges. This has resulted in an approximately $200 million increase in annual sales and Cost of Products Sold
(COPS) for 2000 and 2001. The company's 2001 Annual Report will include five years of restated history.

Conference Call

         The company will host a conference call to discuss these results on September 6, 2001 at 10:00 a.m. Eastern Standard Time. U.S. participants may access the call at 1-877-601-4489 and non-U.S. participants at 630-395-0204. Participants should call at least five minutes prior to the starting time. The passcode is Campbell Soup. The conference leader is Len Griehs. The call will also be broadcast live over the Internet at http://www.campbellsoup.com and can be accessed by clicking on the Webcast banner. A

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recording of the call will be available approximately two hours after it is completed through midnight September 11, 2001 at 1-800-945-7621 or 1-402-220-3573.

Forward-Looking Statements

         This release contains "forward-looking statements" which reflect the company's current expectations about its future performance. These forward-looking statements rely on a number of assumptions and estimates which could be inaccurate and which are subject to risks and uncertainties. Actual results could vary materially from those anticipated or expressed in any forward-looking statement made by the company. Please refer to the company's most recent Form 10-K and subsequent filings for a further discussion of these risks and uncertainties. The company disclaims any obligation or intent to update the forward-looking statements in order to reflect events or circumstances after the date of this release.

About Campbell Soup Company

         Campbell Soup Company is a global manufacturer and marketer of high quality soup, sauces, beverage, biscuits, confectionery and prepared food products. The company owns a portfolio of more than 20 market-leading businesses each with more than $100 million in sales. They include "Campbell's" soups worldwide, "Erasco" soups in Germany and "Liebig" soups in France, "Pepperidge Farm" cookies and crackers, "V8" vegetable juices, "V8 Splash" juice beverages, "Pace" Mexican sauces, "Prego" pasta sauces, "Franco-American" canned pastas and gravies, "Swanson" broths, "Homepride" sauces in the United Kingdom, "Arnott's" biscuits in Australia and "Godiva" chocolates around the world. The company also owns dry soup and sauce businesses in Europe under the "Batchelors," "Oxo," "Lesieur," "Royco," "Liebig,"

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"Heisse Tasse," "Bla Band" and "McDonnells" brands. The company is ably supported by 24,000 employees worldwide. For more information on the company, visit Campbell's website on the Internet at www.campbellsoup.com.

                                       ###

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

                       CAMPBELL SOUP COMPANY CONSOLIDATED
                             STATEMENTS OF EARNINGS
                      (millions, except per share amounts)


                                                            THREE MONTHS ENDED
                                                            ------------------
                                                            July           July
                                                          29, 2001       30, 2000
                                                         ---------      ---------
Net sales                                                 $1,330          $1,233
                                                          ------          ------

Costs and expenses

    Cost of products sold                                    650             631
    Selling, general and
      administrative expenses                                536             465
    Restructuring charge                                      10            --
                                                          ------          ------
Total costs and expenses                                   1,196           1,096
                                                          ------          ------

Earnings before interest and taxes                           134             137
     Interest, net                                            54              48
                                                          ------          ------
Earnings before taxes                                         80              89

Taxes on earnings                                             28              30
                                                          ------          ------
Net earnings                                              $   52          $   59
                                                          ======          ======

Per share - basic
                                                          ======          ======
    Net earnings                                          $  .13          $  .14
                                                          ======          ======
    Dividends                                             $ .225          $ .225
                                                          ======          ======
Weighted average shares outstanding - basic                  410             422
                                                          ======          ======
Per share - assuming dilution
    Net earnings                                          $  .13          $  .14
                                                          ======          ======
Weighted average shares outstanding
        - assuming dilution                                  411             430
                                                          ======          ======


Shipping and handling costs of $47 and $44 for fiscal 2001 and 2000, respectively, have been reclassified from Net sales to Cost of products sold to comply with a new accounting pronouncement.

                       CAMPBELL SOUP COMPANY CONSOLIDATED
                             STATEMENTS OF EARNINGS
                      (millions, except per share amounts)

                                                          TWELVE MONTHS ENDED
                                                          -------------------
                                                         July            July
                                                       29, 2001        30, 2000
                                                       --------        --------
Net sales                                               $6,664          $6,466
                                                       --------        --------
Costs and expenses
    Cost of products sold                                3,146           3,107
    Selling, general and
      administrative expenses                            2,314           2,094
    Restructuring charge                                    10            --
                                                       --------        --------
Total costs and expenses                                 5,470           5,201
                                                       --------        --------
Earnings before interest and taxes                       1,194           1,265
     Interest, net                                         207             188
                                                       --------        --------
Earnings before taxes                                      987           1,077
Taxes on earnings                                          338             363
                                                       --------        --------
Net earnings                                            $  649          $  714
                                                       ========        ========
Per share - basic
    Net earnings                                        $ 1.57          $ 1.68
                                                       ========        ========
    Dividends                                           $  .90          $  .90
                                                       ========        ========
Weighted average shares outstanding - basic                414             425
                                                       ========        ========
Per share - assuming dilution
    Net earnings                                        $ 1.55          $ 1.65
                                                       ========        ========
Weighted average shares outstanding
        - assuming dilution                                418             432
                                                       ========        ========


Shipping and handling costs of $207 and $199 for fiscal 2001 and 2000, respectively, have been reclassified from Net sales to Cost of products sold to comply with a new accounting pronouncement.

                       CAMPBELL SOUP COMPANY CONSOLIDATED
                   SUPPLEMENTAL SCHEDULE OF SALES AND EARNINGS
                      (millions, except per share amounts)

                                                THREE MONTHS ENDED
                                                ------------------
                                               July            July        Percent
Sales                                        29, 2001        30, 2000       Change
-----                                        --------        --------      -------
Contributions:
   Soup and Sauces                         $    856.6       $    771.9       11%
   Biscuits and Confectionery                   353.4            339.6        4%
   Away From Home                               132.8            131.3        1%
                                             --------        ---------
         Sub-total                            1,342.8          1,242.8        8%
   Other                                          0.6              0.7
   Intersegment                                 (13.2)           (11.0)
                                             --------        ---------
    Total  sales                           $  1,330.2       $  1,232.5        8%
                                             ========        =========                 Percent
                                                                                        Change
                                                                                       Excluding
                                                                                        Special
Earnings                                                                              Charges (1)
--------
Contributions:
   Soup and Sauces                         $   142.2        $   113.1          26%        26%
   Biscuits and Confectionery                   21.6             34.9          -38%        1%
   Away From Home                               11.1              9.3          19%        19%
                                             --------        ---------
         Sub-total                             174.9            157.3          11%        20%
   Other                                         0.2              0.1
                                             --------        ---------
         Total  operating  earnings            175.1            157.4          11%        20%
         Unallocated  corporate  expenses      (41.2)           (20.5)
                                             --------        ---------
Earnings  before  interest  and  taxes         133.9            136.9          -2%         8%
Interest,  net                                 (53.6)           (48.4)
Taxes  on  earnings                            (27.9)           (29.9)
                                             --------        ---------
     Net  earnings                         $    52.4        $    58.6          -11%        5%
                                             ========        =========
Net earnings per share - assuming dilution $      .13       $      .14         -7%         7%
                                             ========        =========

Shipping and handling costs of $47 and $44 for fiscal 2001 and 2000, respectively, have been reclassified from Net sales to Cost of products sold to comply with a new accounting pronouncement. Fiscal 2001 contributions to earnings for the Biscuits and Confectionery segment include the effect of fourth quarter costs of $14 associated with the Australian manufacturing reconfiguration plan. The after-tax effect on net earnings was $10, or $.02 per share (basic and diluted).

(1) Percent change is calculated excluding the effects of the fiscal 2001 Australian manufacturing reconfiguration plan costs.

                       CAMPBELL SOUP COMPANY CONSOLIDATED
                   SUPPLEMENTAL SCHEDULE OF SALES AND EARNINGS
                      (millions, except per share amounts)

                                                    TWELVE MONTHS ENDED
                                                    -------------------
                                                   July            July         Percent
Sales                                            29, 2001        30, 2000        Change
-----                                            --------        --------       -------
Contributions:
   Soup and Sauces                             $  4,539.0       $  4,393.0         3%
   Biscuits and Confectionery                     1,612.8          1,542.2         5%
   Away From Home                                   572.7            564.8         1%
                                               ----------       ----------
         Sub-total                                6,724.5          6,500.0         3%
   Other                                              4.1             27.7
   Intersegment                                     (64.2)           (62.0)
                                               ----------       ----------
    Total  sales                               $  6,664.4       $  6,465.7         3%
                                               ==========       ==========
                                                                                            Percent
                                                                                            Change
                                                                                           Excluding
                                                                                            Special
Earnings                                                                                  Charges (1)
--------                                                                                  -----------
Contributions:
   Soup and Sauces                             $   1,051.5      $  1,080.7         -3%       -3%
   Biscuits and Confectionery                        205.9           212.9         -3%        4%
   Away From Home                                     58.4            52.7         11%       11%
                                               -----------      ----------
         Sub-total                                 1,315.8         1,346.3         -2%       -1%
   Other                                               0.9             0.7
                                               -----------      ----------
         Total operating earnings                  1,316.7         1,347.0         -2%       -1%
         Unallocated corporate expenses             (122.8)          (81.9)
                                               -----------      ----------
Earnings before interest and taxes                 1,193.9         1,265.1         -6%       -4%
Interest, net                                       (206.5)         (188.2)
Taxes on earnings                                   (338.1)         (363.0)
                                               -----------      ----------
Net earnings                                   $     649.3      $    713.9         -9%       -8%
                                               ===========      ==========

Net earnings per share - assuming dilution     $      1.55      $     1.65         -6%       -4%
                                               ===========      ==========

Shipping and handling costs of $207 and $199 for fiscal 2001 and 2000, respectively, have been reclassified from Net sales to Cost of products sold to comply with a new accounting pronouncement. Fiscal 2001 contributions to earnings for the Biscuits and Confectionery segment include the effect of costs of $15 associated with the Australian manufacturing reconfiguration plan. The after-tax effect on net earnings was $11, or $.03 per share (basic and diluted).

(1) Percent change is calculated excluding the effects of the fiscal 2001 Australian manufacturing reconfiguration plan costs.

                       CAMPBELL SOUP COMPANY CONSOLIDATED
                                 BALANCE SHEETS
                                   (millions)

                                                         July            July
                                                       29, 2001        30, 2000
                                                       --------        ---------
Current assets                                         $ 1,221         $ 1,168
Plant assets, net                                        1,637           1,644
Intangible assets, net                                   2,451           1,767
Other assets                                               618             617
                                                       --------        --------
       Total assets                                    $ 5,927         $ 5,196
                                                       ========        ========
Current liabilities                                    $ 3,120         $ 3,032
Long-term debt                                           2,243           1,218
Nonpension postretirement benefits                         336             364
Other liabilities                                          475             445
Shareowners' equity                                       (247)            137
                                                       --------        --------
       Total liabilities and shareowners' equity       $ 5,927         $ 5,196
                                                       ========        ========
Total debt                                             $ 4,049         $ 3,091
                                                       ========        ========
Net debt                                               $ 4,025         $ 3,064
                                                       ========        ========